Exhibit 99.1

Gastar Exploration Provides Operational Update

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) today provided an update on recent drilling operations in East Texas, as well as results from recent activities in New South Wales, Australia.

In East Texas, Gastar has drilled the Holmes #1 well to a total depth of 18,700 feet and, based on drilling and log analysis, has encountered two Bossier sands that will be completed and co-mingled for production. The well is scheduled to be completed in the deepest pay zone and placed on production in mid-May 2008. The Holmes #1 is an immediate offset to the successful F-K #1 well. Gastar has a before payout 61.22% working interest (approximately 49.6% net revenue interest) in the Holmes #1 well.

Gastar has also drilled the Brunette #1, a horizontal Knowles Limestone well, to a total measured depth of 15,251 feet (total vertical depth of 13,341 feet). The well encountered approximately 640 feet of reservoir quality formation within the 1,367-foot horizontal section of the wellbore. The Brunette #1 was stimulated and placed on production in mid-April 2008 and is flowing at a gross stabilized rate of 2 MMCFD. Several mechanical issues were encountered in the completion of the Brunette #1 well that appear to be restricting the sales rate. We will monitor well performance while planning remedial operations to further enhance production. Gastar has a 50.0% working interest (approximately 37.5% net revenue interest) in the Brunette #1 well.

Gastar is drilling the Lone Oak Ranch #6 well (LOR #6) to target middle Bossier sands. The LOR #6 is currently drilling at 13,400 feet and is expected to reach total depth in approximately 45 days. The LOR #6 is being drilled using slim-hole casing design at an estimated cost of $8.0 million to drill and complete the well. Gastar is also currently side-tracking the LOR #4 well horizontal section in order to re-complete the well using a strata-pack system that will allow for multiple acid fracture stimulations of the Knowles pay zones. The LOR #4 was originally completed as an open-hole well with no acid fracture stimulation.

For the balance of 2008, Gastar anticipates a two-rig drilling program in East Texas with one rig dedicated to drilling Bossier wells and the second rig dedicated to drilling horizontal Knowles wells.

In New South Wales, Australia, Gastar and its operating joint venture partner, Eastern Star Gas (ESG), have completed the first well of a 20-well exploration and appraisal corehole drilling program on PEL 238. The results of the first corehole, the Dewhurst #2, confirmed the presence of a thick Bohena coal seam developed to the south and east of the Bibblewindi pilot production area. The Dewhurst #2 encountered approximately 39 meters of coal within the Black Jack and Maules Creek coal formations including approximately 18.2 meters in the targeted Bohena seam of which 14.7 meters was found in a single coal ply.

J. Russell Porter, Gastar’s President & CEO, stated, “The two East Texas wells continue Gastar’s string of successful Bossier and Knowles wells and are evidence that we continue to build asset value through exploitation of our East Texas asset base. In Australia, the results of the Dewhurst #2 corehole ultimately could have a significant impact on the value of Gastar since this well confirms a thick, continuous coal seam within a small portion of our license area that, with additional successful development activity, could allow our joint venture to book proved and probable reserves sufficient to meet the volume requirements under one of our approximate 500 BCF MOU’s with New South Wales power generators.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on over 7.0 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin, PEL 238, PEL 433 and PEL 434 located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer:

This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company’s Annual Report on Form 10-K, as filed on March 17, 2008 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, 713-739-1800
Chief Executive Officer
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott or Anne Pearson, 713-529-6600
lelliott@drg-e.com
apearson@drg-e.com